EXHIBIT 99.1

FOR IMMEDIATE RELEASE
 November 7, 2000

FOR MORE INFORMATION

AT THE COMPANY:	AT THE FINANCIAL RELATIONS BOARD:
Danny Gampe	Karen Taylor	Kathie Leckie
Chief Financial Officer	General Information	Investor Contact
(310) 577-0200 x335	(310) 442-0599	(310) 442-0599

Digital Lava Announces Election of New Board Member

MARINA DEL REY, CA November 7, 2000 -- Digital Lava Inc. (NASDAQ: DGLV), a leading provider of digital publishing services and the enabling software technology, announced today that Mark Mangiola, President and CEO of @Home Solutions Network, Inc., a division of Excite@Home (Nasdaq: ATHM), has been added to its board of directors. At the company’s board meeting on November 2, 2000, Digital Lava increased the size of its board to five directors and appointed Mr.  Mangiola as a director.

In announcing Mr. Mangiola’s appointment, Bob Greene, Chairman and CEO of Digital Lava said, “We’re pleased to welcome Mark Mangiola to our team. He brings a wealth of marketing and branding knowledge to the Digital Lava board, as evidenced by his leadership of the @Home DSL service nationwide launch and his guidance during an impressive growth period at Positive Communications. His significant management expertise and depth of technology-related experience will assist in our efforts to increase brand visibility, launch new products and capitalize on our growth opportunities.”

Currently, as President and CEO of @Home Solutions Network, Inc., Mr. Mangiola’s primary responsibility is launching @Home DSL service to more than twenty million homes, launching @Home via cable systems in small and mid-sized markets and creating new products. Previously, as Vice President of Operations for @Home, he built customer care, technical support, and IT infrastructure to support @Home’s record growth.

Prior to joining @Home, Mr. Mangiola was President and CEO of Positive Communications, Inc., a provider of personal communications products, where he grew the wireless customer base by 30 percent. He previously managed multiple cable systems serving more than two hundred thousand subscribers as Executive Vice President and General Manager for Time Warner/KBLCOM.

Mr. Mangiola serves on the boards of directors of Positive Communications, Inc. and Identive Corporation, and serves on the advisory boards of eConvergent, Inc. and Tvia, Inc. (Nasdaq: TVIA). He completed his undergraduate studies at California State University, Long Beach and graduate studies at the University of Southern California.

ABOUT DIGITAL LAVA

      Digital Lava is a communications Application Services Provider (ASP) that provides digital publishing services and the enabling software technology to Fortune 1000 companies to create on-demand interactive communications and presentations. Digital Lava’s rich media software applications seamlessly link digital video and audio content with a variety of other formats such as text, graphics, animation and web links. Our robust in-house service offering provides a turnkey solution that delivers rich media quickly and efficiently. End-users are provided with a fully integrated and interactive experience delivered to the desktop via the Internet, intranet, extranet, DVD, CD-ROM or any combination. Digital Lava’s partners and clients include Microsoft, Akamai (Intervu), RealNetworks, Cisco Systems, Dell Computers, Siebel, KPMG, Prudential Insurance, Network Associates, Alcatel, CompuCom, Whirpool and medschool.com. Digital Lava is headquartered in Marina del Rey, California. For additional information, please visit Digital Lava’s Web site at http://www.digitallava.com or call 1-888-222-LAVA.